Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741- 8570

FOR IMMEDIATE RELEASE

MSA Announces Record Quarterly Sales and Income

PITTSBURGH, July 25, 2012 – MSA (NYSE: MSA) today announced that net sales for the second quarter of 2012 were $295 million, up slightly when compared to the second quarter of 2011, and a record for the quarter. Excluding the effect of weakening currencies, sales increased $16 million, or 6 percent. Net income for the second quarter 2012 was a record $28 million, or 76 cents per basic share, an increase of $8 million, or 43 percent, compared with $20 million, or 53 cents per basic share, for the same period last year.

“MSA’s consolidated second quarter results reflect further advancement in executing our corporate strategy,” said William M. Lambert, MSA President and CEO. “When you exclude the impact of weakening foreign currencies, our quarterly revenue from our global core product groups – which include Head Protection, Fall Protection, Portable Gas Detection, Fixed Gas and Flame Detection, and Self-Contained Breathing Apparatus (SCBA) – increased 10 percent, with core product group sales to emerging markets up 18 percent. In addition, the results we are seeing in managing our manufacturing costs, product mix and pricing strategies are encouraging,” he said. Mr. Lambert noted that for the quarter, gross profit margins improved 140 basis points when compared to the second quarter of 2011.

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Second quarter sales in the company’s North American segment increased $8 million, or 6 percent, versus the same period of 2011. Sales increased $11 million in gas detection products, $2 million in head protection products and $1 million in fall protection products on higher shipments to industrial markets. Partially offsetting these increases was a decline of $5 million in sales of Advanced Combat Helmets (ACH) and ballistic vests to Military Markets. This decrease reflects the divestitures of the North American ballistic helmet and ballistic vest businesses. As announced in June, MSA completed the sale of its North American ballistic helmet business to Revision Military of Essex Junction, Vermont. The sale of the ballistic vest business closed in the fourth quarter of 2011.

Sales in the company’s European segment decreased $8 million, or 10 percent, when compared to the second quarter of 2011, on a weakening euro. Local currency sales were up 1 percent year-to-year. Currency translation effects decreased second quarter European segment sales, when stated in U.S. dollars, by $8 million.

Sales in MSA’s International segment were flat when compared to the second quarter of 2011. On a local currency basis, sales increased $7 million, or 10 percent, reflecting stronger product demand in emerging markets across Latin America and Africa, primarily in industrial markets across a broad group of product lines. Currency translation effects decreased International segment sales, when stated in U.S. dollars, by $7 million, primarily related to a weakening of the Australian dollar, Brazilian real and the South African rand.

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Net income in MSA’s North American segment increased $4 million in the second quarter of 2012. The current quarter income includes $1 million of after-tax income related to the divestiture of the North American ballistic helmet business. Excluding this gain, net income increased $3 million. This increase reflects the previously discussed increase in sales and improved gross profits. These improvements were partially offset by higher operating costs on the higher level of sales.

Net income in MSA’s European segment income was up 2 percent in the quarter. Local currency net income increased $0.2 million in the current quarter in Europe, reflecting lower restructuring charges partially offset by increased research and development and selling, general, and administrative costs. The improvement in local currency net income was offset, when stated in U.S. dollars, by the currency translation effects of a weaker euro.

Net income in the International segment decreased $3 million in the second quarter of 2012. The decrease in income is primarily related to positive production variances in 2011 that did not repeat this quarter and weaker currencies in 2012. Currency translation effects decreased second quarter International segment net income, when stated in U.S. dollars, by $1 million, primarily related to a weaker Australian dollar, Brazilian real, and South African rand.

Net income in reconciling items for the second quarter of 2012 was $2 million, compared to a net loss of $5 million in the second quarter of 2011. This increase is primarily related to the gain on the sale of land in the company’s Cranberry Woods office park near Pittsburgh, an increase in currency exchange gains, and lower interest expense.

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“Our strategic focus on developing business from MSA’s core product lines continues to produce favorable results,” Mr. Lambert said. “On the strength of some large orders and nice gains in North America, Latin America and from General Monitors, our core product sales now represent nearly two-thirds of total sales, and our focus is on increasing that percentage in the quarters ahead. While the European economic situation remains a concern, and as we deal with slowing economic conditions in Asia and elsewhere, we remain committed to executing this strategy,” he concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people’s health and safety. Many MSA products typically integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in a broad range of industries, including the fire service, the oil, gas and petrochemical industry, construction, mining and utilities, as well as the military. Principal products include self-contained breathing apparatus, handheld gas detection instruments, fixed gas and flame detection systems, head protection products, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA has annual sales of approximately $1 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial Websites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$294,738	$294,733	$588,223	$571,232
Other income, net	8,259	1,159	8,264	1,955

	302,997	295,892	596,487	573,187

Costs and expenses
Cost of products sold	171,612	175,724	338,106	341,826
Selling, general and administrative	77,922	75,716	154,985	148,761
Research and development	10,342	9,440	19,634	19,983
Restructuring and other charges	—	2,027	—	5,114
Interest	2,914	3,788	6,063	7,225
Currency exchange (gains) losses	(1,192)	(111)	1,228	555

	261,598	266,584	520,016	523,464

Income before income taxes	41,399	29,308	76,471	49,723
Provision for income taxes	13,120	9,827	23,870	16,746

Net income	28,279	19,481	52,601	32,977
Net (income) loss attributable to noncontrolling interests	(284)	111	(684)	(76)

Net income attributable to Mine Safety Appliances Company	27,995	19,592	51,917	32,901

Earnings per share attributable to Mine Safety Appliances Company common shareholders
Basic	$0.76	$0.53	$1.41	$0.90

Diluted	$0.75	$0.53	$1.39	$0.88

Dividends per common share	$0.28	$0.26	$0.54	$0.51

Basic shares outstanding	36,590	36,217	36,486	36,191
Diluted shares outstanding	37,081	36,854	36,986	36,825

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	June 30, 2012	December 31, 2011
Current assets
Cash and cash equivalents	$65,062	$59,938
Trade receivables, net	217,291	192,627
Inventories	143,668	141,475
Other current assets	57,421	64,809

Total current assets	483,442	458,849

Property, net	146,660	145,763
Prepaid pension cost	59,581	58,075
Goodwill	256,069	259,084
Other noncurrent assets	192,462	193,281

Total	1,138,214	1,115,052

Current liabilities
Notes payable and current portion of long-term debt	$8,548	$8,263
Accounts payable	67,665	50,208
Other current liabilities	123,601	113,299

Total current liabilities	199,814	171,770

Long-term debt	294,011	334,046
Pensions and other employee benefits	124,163	124,310
Deferred tax liabilities	30,333	30,458
Other noncurrent liabilities	14,526	15,057
Equity	475,367	439,411

Total	1,138,214	1,115,052

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Mine Safety Appliances Company

Consolidated Condensed Statement of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2012	2011

Net income	$52,601	$32,977
Depreciation and amortization	15,911	16,728
Change in working capital	4,149	(17,006)
Other operating	(7,632)	(14,019)

Cash from operations	65,029	18,680

Capital expenditures	(17,814)	(14,027)
Other investing	16,721	1,222

Cash from investing	(1,093)	(12,805)

Change in debt	(39,714)	15,024
Cash dividends paid	(19,900)	(18,675)
Other financing	1,458	(609)

Cash from financing	(58,156)	(4,260)

Exchange rate changes	(656)	2,401

Increase (decrease) in cash	5,124	4,016

Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net sales
North America	$145,300	$137,691	$282,784	$268,607
Europe	67,324	74,868	139,790	139,707
International	82,114	82,174	165,649	162,918

Total	294,738	294,733	588,223	571,232

Net income (loss)
North America	$20,279	$16,111	$36,536	$25,934
Europe	2,134	2,094	7,755	3,681
International	3,619	6,466	11,884	13,843
Reconciling	1,963	(5,079)	(4,258)	(10,557)

Total	27,995	19,592	51,917	32,901

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